EXHIBIT 10.17

MASTERCARD INCORPORATED

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

Effective January 1, 2004

RETAINER(1)	AMOUNT
Service as a Director	$45,000
Service as a Committee Chair	$5,000

MEETING FEES	AMOUNT
Fee for Board Meetings	$1,500
Fee for Committee Meetings	$1,000
Fee for Telephonic Meetings	$500

(1)	Retainer shall be paid on a quarterly schedule.